Exhibit 107

CALCULATION OF REGISTRATION FEE

Form S-8

(Form Type)

Elanco Animal Health Incorporated

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, no par value	457(c) and 457(h)	625,000	(1)	$22.17	(2)	$13,856,250	0.0000927	$1,284.48
Total Offering Amounts							$13,856,250	0.0000927	$1,284.48
Total Fee Offsets									$-
Net Fee Due									$1,284.48

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that become issuable under the Elanco Animal Health Incorporated Amended and Restated Employee Stock Purchase Plan (the “ESPP”) by reason of any stock split, stock dividend or other similar transaction effected without the receipt of consideration which results in an increase in the number of shares of outstanding Common Stock.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) of the Securities Act. The proposed maximum offering price per share is calculated on the basis of $22.17, the average of the high and low price of the registrant’s Common Stock on May 13, 2022, as reported on the New York Stock Exchange, which is within five busines days prior to filing this Registration Statement.